Exhibit 10.2

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

INTELLECTUAL PROPERTY ASSIGNMENT AND

LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT AND LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of October 30, 2009 (the “Effective Date”) by and between OPTIMER PHARMACEUTICALS, INC., a Delaware corporation (“Optimer”), and OPTIMER BIOTECHNOLOGY, INC., a Taiwan corporation (“OBI”).

RECITALS

WHEREAS, Optimer and OBI are parties to a License Agreement, dated December 8, 2003, as amended on September 30, 2006 (the “Prior License Agreement”) whereby Optimer licensed certain patents and know-how to OBI;

WHEREAS, Optimer has assigned, and OBI has assumed, Optimer’s rights and obligations under certain license agreements related to the development programs known as OPT-88 and OPT-822/821;

WHEREAS, Optimer has certain other rights related to OPT-88 and OPT-822/821, which OBI now desires to acquire from Optimer;

WHEREAS, Optimer previously made certain intercompany loans to OBI, of which, a total of $3,335,056.01 is currently outstanding; and

WHEREAS, in connection with the sale of OBI stock by Optimer pursuant to that certain Stock Purchase Agreement between Optimer and the purchasers listed on Schedule A thereto (the “Purchasers”) of even date herewith and commitments by Optimer and the Purchasers to purchase an aggregate of 66,000,000 new shares of OBI’s common stock pursuant to that certain Financing Agreement between Optimer, the Purchasers and OBI of even date herewith (the “Financing Agreement”), (i) Optimer is willing to assign to OBI all its right, title and interest in and to certain patent rights and know-how related to its OPT-88 and OPT-822/821 programs and forgive OBI’s outstanding intercompany indebtedness to Optimer, and (ii) OBI is willing to terminate the Prior License Agreement and OBI’s license rights thereunder, all subject to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      DEFINITIONS

1.1                               “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto.  For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a party means (a) in the case of a corporate entity, direct or indirect ownership of voting securities representing more than 50% of the votes in any election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of more than 50% of the voting securities with the power to direct the management and policies of such entity.  Notwithstanding the foregoing, for purposes of this Agreement, neither party shall be considered an Affiliate of the other.

1.2                               “Assigned Patents” shall mean the OPT-88 Patents and the OPT-822/821 Patents.

1.3                               “Control” or “Controlled” shall mean, with respect to any Information, Patents or other intellectual property rights, possession by an entity of the ability (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense of or under such Information, Patents or other intellectual property rights without violating the terms of any agreement or other arrangement with any third party.

1.4                               “First Commercial Sale” shall mean, with respect to any Product, the first sale by or on behalf of OBI or any of its Affiliates to a Third Party for end use or consumption of such Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval for such Product.  A sale to an Affiliate shall not constitute a First Commercial Sale.

1.5                               “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.6                               “License Agreements” shall mean the Scripps Agreement and the MSKCC Agreement.

1.7                               “Licensed Patents” shall mean the Patents licensed to Optimer (or OBI, as applicable) under the License Agreements.

1.8                               “MSKCC Agreement” means that certain License Agreement, effective as of July 31, 2002, as amended, between Optimer and the Memorial Sloan-Kettering Cancer Center.

1.9                               “Net Sales” shall mean the dollar amount determined by deducting from the gross invoiced price billed for Products sold by or on behalf of OBI or its Affiliates (or a licensee, sublicensee, assignee, or successor of any of them), as the case may be, to Third Parties in arm’s length transactions, the following amounts, as allocable to Products: (i) all applicable, actually allowed sales credits accrued in accordance with accounting principals generally accepted in the

United States, (ii) payments or rebates actually incurred with respect to Products pursuant to federal, state and local government assistance programs, whether in existence now or enacted at any time hereafter, (iii) costs for transit insurance, freight, handling or other transportation as billed to customers (to the extent included in the amount invoiced for Products), (iv) sales, use or excise taxes to the extent not reimbursed and (v) any actually allowed write-offs or credits for inventory or batches unsold by purchasers of the Product. Sales credits accrued in accordance with accounting principles generally accepted in the United States may include credits or discounts related to the following: (i) customer returns, returned goods allowances, rejected goods and damaged goods not covered by insurance, (ii) cash or terms discounts, (iii) customer rebate programs,  (iv) chargebacks and administration fees or similar credits or payments granted to customers pursuant to contract or other purchases, (v) sales promotions, trade show discounts and stocking allowances, (vi) price adjustments, including those on customer inventories following price changes and (vii) product recalls. Net Sales shall also include the fair market value of all non-cash consideration received by OBI or its Affiliates (or a licensee, sublicensee, assignee, or successor of any of them) for sale of Products, including payment in kind, exchange or another form.

1.10                        “OBI OPT-88 Technology” shall mean to the extent useful for purposes of developing OPT-88 Products or necessary for the manufacture, use or sale of OPT-88 Products, (a) Information that OBI or any of its Affiliates Controls during the term of this Agreement and (b) all Patents that OBI or any of its Affiliates Controls during the term of this Agreement (excluding the Assigned Patents and the Licensed Patents).

1.11                        “OBI OPT-822/821 Technology” shall mean to the extent useful for purposes of developing OPT-822/821 Products or necessary for the manufacture, use or sale of OPT-822/821 Products, (a) Information that OBI or any of its Affiliates Controls during the term of this Agreement and (b) all Patents that OBI or any of its Affiliates Controls during the term of this Agreement (excluding the Assigned Patents and the Licensed Patents).

1.12                        “OPT-88” shall mean the compound(s) known as OPT-88, as more fully described in Schedule 1 hereto.

1.13                        “OPT-88 Patents” shall mean (a) the patents and patent applications identified in Exhibit A hereto; (b) all reissues, reexamination, renewals, extensions, non-provisionals, divisionals, continuations, and continuations-in-part of the foregoing patents and patent applications; (c) any foreign counterparts of any of the foregoing; and (d) any patents which issue on the patent applications described in subsections (a)-(c) or claim priority to the patent applications described in subsections (a)-(c).

1.14                        “OPT-88 Product” shall mean any product containing or comprising any formulation of OPT-88 or any analog or derivative of OPT-88.

1.15                        “OPT-822/821” shall mean the compound(s) known as OPT-822/821, as more fully described in Schedule 2 hereto.

1.16                        “OPT-822/821 Patents” shall mean (a) the patents and patent applications identified in Exhibit B hereto; (b) all reissues, reexamination, renewals, extensions, non-

provisionals, divisionals, continuations, and continuations-in-part of the foregoing patents and patent applications; (c) any foreign counterparts of any of the foregoing; and (d) any patents which issue on the patent applications described in subsections (a)-(c) or claim priority to the patent applications described in subsections (a)-(c).

1.17                        “OPT-822/821 Product” shall mean any product containing or comprising any formulation of OPT-822/821 or any analog or derivative of OPT-822/821.

1.18                        “Patents” shall mean (a) patents and patent applications, (b) all reissues, reexamination, renewals, extensions, non-provisionals, divisionals, continuations, and continuations-in-part of such patents and patent applications, (c) any foreign counterparts of any of the foregoing and (d) any patents which issue on such patent applications described in clauses (a)-(c) or claim priority to the patent applications described in clauses (a)-(c).

1.19                        “Phase 2 Clinical Trial” shall mean a human clinical trial that satisfies the requirements for a Phase 2 study as defined in 21 C.F.R. 312.21(b) (or its successor regulation).

1.20                        “Phase 3 Clinical Trials” shall mean a human clinical trial that satisfies the requirements for a Phase 3 study as defined in 21 C.F.R. 312.21(c) (or its successor regulation).

1.21                        “Product” shall mean any OPT-88 Product or OPT-822/821 Product.

1.22                        “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.

1.23                        “Royalty Term” shall mean, in the case of any Product, in any country, the period of time commencing on the First Commercial Sale of such Product in such country and ending upon the later of either (a) 10 years after the date of First Commercial Sale of such Product in such country and (b) the expiration of the last to expire of any (i) OPT-88 Patents or Patents licensed to OBI under the Scripps Agreement (with respect to OPT-88 Products) or (ii) OPT-822/821 Patents or Patents licensed to OBI under the MSKCC Agreement (with respect to OPT-822/821 Products).

1.24                        “Scripps Agreement” means that certain License Agreement, effective as of May 30, 2001, between Optimer and The Scripps Research Institute.

1.25                        “Third Party” shall mean any person or entity other than the parties or their respective Affiliates.

2.                                      ASSIGNMENT

2.1                               Assignment to OBI.

(a)                                  Subject to the terms and conditions of this Agreement, Optimer hereby assigns to OBI all of Optimer’s right, title, and interest in and to the Assigned Patents.  Such assignment of the Assigned Patents shall be evidenced by an executed Assignment of Patents and Patent Applications, which shall be prepared by OBI at its sole expense, and filed by OBI at its sole expense, with the U.S. Patent and Trademark Office and its foreign counterparts as soon as reasonably practicable after the Effective Date.  Optimer agrees to undertake any actions and execute and deliver any documents and instruments that are reasonably necessary to perfect OBI’s title in and to the Assigned Patents in a timely manner, if so requested by OBI at OBI’s sole expense.

(b)                                  Subject to the terms and conditions of this Agreement, the parties acknowledge that Optimer has assigned to OBI, and OBI has assumed, all of Optimer’s rights and obligations under (i) the Scripps Agreement pursuant to an Assignment and Assumption Agreement between Optimer, OBI and The Scripps Research Institute (the “Scripps Assignment”) and (ii) the MSKCC Agreement pursuant to an Assignment and Assumption Agreement between Optimer, OBI and Memorial Sloan-Kettering Cancer Center (the “MSKCC Assignment” and together with the Scripps Assignment, the “Assignments”).

2.2                               Optimer Information.  Promptly after the Effective Date, Optimer shall disclose to OBI such Information in Optimer’s Control and in written, electronic or tangible form that relates directly and specifically to the Assigned Patents or the Licensed Patents.

2.3                               Rights in Bankruptcy.  The parties agree that in the event OBI becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein, and Optimer, as a licensee hereunder, shall have the rights and elections as specified in Title 11.  Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.

2.4                               No Other Rights.  Neither party grants to the other party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the rights or licenses that are expressly granted under this Agreement.

3.                                      CONSIDERATION

3.1                               Milestone Payments.

(a)                                  Proof of Principle Trial.  OBI shall pay to Optimer a milestone payment in the amount of $[***] (a “Proof of Principle Trial Milestone Payment”) upon OBI’s or its Affiliates’ (or a licensee, sublicensee, assignee, or successor of any of them) completion of the first Phase 2 Clinical Trial of each Product resulting in data which OBI’s Board of Directors determines in its good faith judgment to be reasonably sufficient to support the conduct of a Phase 3 Clinical Trial with respect to such Product in either the United States or the European Union (a “Proof of Principle Trial Milestone”).  OBI shall notify Optimer promptly of its determination that a Proof of Principle Trial Milestone has occurred and OBI shall pay the associated Proof of Principle Trial Milestone Payment no later than thirty (30) days following the achievement of such Proof of Principle Trial Milestone.  Notwithstanding anything to the contrary, if OBI or its Affiliates (or a licensee, sublicensee, assignee, or successor of any of them) initiates a Phase 3 Clinical Study with respect to a Product, OBI’s Board of Directors shall

*** Confidential Treatment Requested

be deemed to have determined that a Proof of Principle Trial Milestone was met with respect to such Product.

(b)                                  Regulatory Approval.  OBI shall pay to Optimer a milestone payment in the amount of $[***] (a “Regulatory Approval Milestone Payment”) upon OBI’s or its Affiliates’ (or a licensee, sublicensee, assignee, or successor of any of them) receipt of Regulatory Approval for each Product in the United States or the European Union (a “Regulatory Approval Milestone”).  OBI shall notify Optimer promptly of its determination that a Regulatory Approval Milestone has occurred and OBI shall pay the associated Regulatory Approval Milestone Payment no later than thirty (30) days following the achievement of such Regulatory Approval Milestone.

(c)                                  Milestone Payment Terms.  A Proof of Principle Trial Milestone Payment and Regulatory Approval Milestone Payment shall be payable one time for each Product when the Proof of Principle Trial Milestone and Regulatory Approval Milestone is achieved for such Product, as applicable, regardless of the number of indications for which such Product is developed or commercialized.  All payments made to Optimer pursuant to this Section 3.1 are non-refundable and may not be credited against any other payments payable by OBI to Optimer under this Agreement.

3.2                               Royalties.

(a)                                  Royalty Payments.  OBI shall pay to Optimer [***] percent ([***]%) of the aggregate worldwide Net Sales of each Product during the applicable Royalty Term (collectively, “Royalty Payments”).

(b)                                  Payment; Reports.  Royalty Payments shall be calculated and reported for each calendar quarter.  All Royalty Payments shall be paid within forty-five (45) calendar days of the end of each calendar quarter, unless otherwise specifically provided herein.  Each payment shall be accompanied by a report of Net Sales of Products by or on behalf of OBI and its Affiliates in sufficient detail to permit confirmation of the accuracy of the Royalty Payment made, including, without limitation and on a country-by-country basis, the gross sales and Net Sales of each Product, the Royalty Payments payable, the method used to calculate the Royalty Payments, and the exchange rates used, if applicable.  OBI shall keep, and shall cause its Affiliates to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Optimer to confirm the accuracy of all Royalty Payments.

(c)                                  Exchange Rate.  When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the Royalty Payments are payable as published by The Wall Street Journal, Eastern U.S. Edition, during the calendar quarter for which a payment is due.

(d)                                  Audits.  Upon thirty (30) days prior written notice from Optimer, OBI shall permit an independent, certified public accounting firm of nationally recognized standing to have access during normal business hours to examine pertinent books and records of OBI or its Affiliates, as appropriate, as may be reasonably necessary to verify the accuracy of royalty

*** Confidential Treatment Requested

reports provided pursuant to Section 3.2(b).  An examination under this Section 3.2(d) shall not occur more than twice in any calendar year.  The accounting firm shall disclose to Optimer only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Optimer.  The accounting firm shall provide OBI with a copy of any reports or conclusions made to Optimer.  Any and all such accounting firms shall sign a confidentiality agreement (in a form and substance reasonably acceptable to OBI) as to any of OBI’s or its Affiliate’s confidential information that they are provided, or to which they have access, while conducting any audit hereunder.

(e)                                  Adjustments.  Prompt adjustments shall be made by OBI to compensate or adjust for any confirmed errors or omissions disclosed by and audit conducted pursuant to Section 3.2(d).  Optimer shall bear the full cost of such audit unless such audit discloses an underpayment by OBI of more than five percent (5%) of the amount of Royalty Payments or other payments due under this Agreement, in which case, OBI shall bear the full cost of such audit and shall promptly remit to Optimer the amount of any underpayment.

4.                                      INTELLECTUAL PROPERTY MATTERS

4.1                               Patent Prosecution.  OBI shall have the sole responsibility for the preparation, filing, prosecution and maintenance of, and conducting or defending any interferences or similar proceedings and obtaining and maintaining any patent extensions, supplementary protection certificates and the like with respect to, the Assigned Patents.  As between the parties, OBI shall bear all costs associated with any such activities undertaken by OBI.

4.2                               Patent Enforcement.  OBI shall have the sole and exclusive right to bring and control any action or proceeding with respect to infringement of any patents owned by OBI, including without limitation the Assigned Patents, by counsel of its own choice.  As between the parties, OBI shall bear all costs, and be entitled to all recoveries, associated with any such activities undertaken by OBI.

4.3                               Allegation of Infringement by Third Parties.  Subject to Article 7 hereof, each party shall be solely responsible, at its sole cost, for responding to any claim or allegation of infringement made by a third party against such party based on such party’s actions or activities.

4.4                               Termination of Prior License Agreement; Forgiveness of Loans.  As of the Effective Date, Optimer and OBI hereby agree that the Prior License Agreement be, and it hereby is, terminated in all respects and of no further force or effect, other than Articles VIII and X of the Prior License Agreement which shall survive in accordance with Section 12.11 thereof.  OBI hereby represents and warrants to Optimer that no sublicenses have been granted under the Prior License Agreement and that any such sublicenses, to the extent existing as of the Effective Date, are hereby terminated in their entirety.  For purposes of clarification, OBI shall not retain any rights to OPT-80/Fidaxomicin under the Prior License Agreement or otherwise.  Those certain intercompany loan obligations of OBI in the aggregate amount of $3,335,056.01, including OBI’s obligations to repay a portion of such intercompany loan obligations in two equal installments on October 1, 2009 and October 1, 2010, as described in the Prior License Agreement, be, and they hereby are, forgiven in their entirety.

5.                                      DILIGENCE OBLIGATIONS.

5.1                               Product Development.  OBI shall use commercially reasonable and diligent efforts to pursue the development and commercialization of OPT-88 Products and OPT-822/821 Products, and to maximize sales of such Products.  As used herein, “commercially reasonable and diligent efforts” shall mean those efforts, consistent with the exercise of prudent scientific and business judgment, as applied in the pharmaceutical industry to development and commercialization activities conducted with respect to other products of similar potential and market size.

5.2                               License Agreement Obligations.  Pursuant to the Assignments, OBI shall perform all of Optimer’s obligations under the License Agreements and shall avoid any condition which would give Scripps or MSKCC the right to terminate the License Agreements or the licenses granted pursuant thereto.

5.3                               Additional Funding.  For purposes of Section 5.4, the failure of a Purchaser to fulfill its obligations to purchase shares of OBI’s common stock pursuant to the Financing Agreement shall be deemed to be a failure regarding OBI’s obligations with respect to both OPT-88 Products and OPT-822/821 Products.

5.4                               Reversion of Assignments and License to OBI Technology.  If (a) OBI fails to fulfill any of the foregoing obligations set forth in this Article 5 and such failure is not cured within 30 days notice from Optimer, (b) OBI’s board of directors decides to abandon research and development of OPT-88 Products and/or OPT-822/821 Products, (c) OBI takes any affirmative action to terminate either the Scripps Agreement or MSKCC Agreement or (d) Optimer validly exercises its right to assume all of OBI’s rights and obligations under the MSKCC Agreement pursuant to the MSKCC Assignment, then

(i) OBI shall immediately assign to Optimer, without further consideration, all of OBI’s right, title and interest in and to the OPT-88 Patents (if the condition set forth in clauses (a)-(d) relates to OPT-88 Products or the Scripps Agreement) and/or the OPT-822/821 Patents (if the condition set forth in clauses (a)-(d) relates to OPT-822/821 Products or the MSKCC Agreement) and OBI agrees to undertake any actions and execute and deliver any documents and instruments that are reasonably necessary to perfect Optimer’s title in and to the OPT-88 Patents and/or OPT-822/821 Patents, as applicable, in a timely manner, if so requested by Optimer at Optimer’s sole expense;

(ii) OBI thereupon grants to Optimer an exclusive, royalty-free, fully-paid, worldwide, irrevocable license, with the right to sublicense through multiple tiers, under the OBI OPT-88 Technology (if the condition set forth in clauses (a)-(d) relates to OPT-88 Products or the Scripps Agreement) and/or the OBI OPT-822/821 Technology (if the condition set forth in clauses (a)-(d) relates to OPT-822/821 Products or the MSKCC Agreement), to develop, make, have made, use, sell, offer for sale, have sold and import OPT-88 Products or OPT-822/821 Products, as applicable;

(iii) Optimer’s obligations under Section 2 related to the OPT-88 Patents and the Scripps Agreement and/or the OPT-822/821 Patents and the MSKCC Agreement, as applicable, shall terminate; and

(iv) OBI shall promptly return to Optimer or destroy (at Optimer’s sole option and expense) all of Optimer’s Confidential Information (as defined below) then in OBI’s Control and related to OPT-88 Products and/or OPT-822/821 Products, as applicable.

6.                                      CONFIDENTIALITY

6.1                               Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that the receiving party shall keep confidential and shall not publish or otherwise disclose any Information furnished to it by the other party pursuant to this Agreement (collectively, “Confidential Information”).  Each party may use the other party’s Confidential Information only to the extent required to research, develop, market or sell Products.  Each party will use at least the same standard of care as it uses to protect its own proprietary or confidential information and ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the other party’s Confidential Information.  Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

6.2                               Exceptions.  Confidential Information shall not include any information which the receiving party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or (e) is the subject of a written permission to disclose provided by the disclosing party.

6.3                               Authorized Disclosure.  Each party may disclose Confidential Information belonging to the other party only as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)                                  filing or prosecuting patents as permitted by this Agreement;

(b)                                  regulatory filings for Products such party has a license or right to develop hereunder;

(c)                                  prosecuting or defending litigation as permitted by this Agreement;

(d)                                  complying with applicable court orders or governmental regulations, including any applicable rules and regulations of the U.S. Securities and Exchange Commission; or

(e)                                  disclosure to Affiliates, employees, consultants or agents or other third parties in connection with due diligence or similar investigations by such third parties, and disclosure to potential third party investors in confidential financing documents, provided, in each case, that any such Affiliate, employee, consultant, agent or third party agrees to be bound by terms of confidentiality and non-use at least as restrictive as those set forth in this Article 6.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 6.3(c) or (d), it will give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts.  The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the U.S. Securities and Exchange Commission or as otherwise required by law.  The parties’ obligations pursuant to this Article 6 shall survive for a period of 7 years following the termination of this Agreement.

7.                                      INDEMNIFICATION

7.1                               Indemnification by OBI.  OBI hereby agrees to save, defend and hold Optimer and its Affiliates and their respective directors, officers, employees and agents (each, an “Optimer Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Optimer Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise directly or indirectly out of (a) the gross negligence or willful misconduct of any OBI Indemnitee (defined below), (b) the breach by OBI of any warranty, representation, covenant or agreement made by OBI in this Agreement, or (c) the development, manufacture, use, handling, storage, sale or other disposition of OPT-88 or OPT-822/821 or any Product by OBI or any of its Affiliates, licensees or sublicensees (excluding Optimer); in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Optimer Indemnitee or the breach by Optimer of any warranty, representation, covenant or agreement made by Optimer in this Agreement.

7.2                               Indemnification by Optimer.  Optimer hereby agrees to save, defend and hold OBI and its Affiliates and their respective directors, officers, employees and agents (each, an “OBI Indemnitee”) harmless from and against any and all Losses to which any OBI Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise directly or indirectly out of (a) the gross negligence or willful misconduct of any Optimer Indemnitee (defined below) or (b) the breach by Optimer of any warranty, representation, covenant or agreement made by Optimer in this Agreement; in each case except to the extent such Losses result from the gross negligence or willful misconduct of any OBI Indemnitee or the breach by OBI of any warranty, representation, covenant or agreement made by OBI in this Agreement.

7.3                               Control of Defense.  Any entity entitled to indemnification under this Article 7 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.  The indemnified party shall provide the indemnifying party with all information in its possession and all assistance reasonably necessary to enable the indemnifying party to carry on the defense of any such Losses.

8.                                      TERM AND TERMINATION.

8.1                               Termination.                         Subject to Section 8.2, this Agreement shall terminate upon the earlier to occur of (a) the parties’ agreement in writing to terminate this Agreement and (b) the last to expire of the Assigned Patents and the Licensed Patents.

8.2                               Survival.  The parties’ obligations under Sections 2.4, 6, 7, 8, and 9 shall survive any expiration termination of this Agreement.

9.                                      MISCELLANEOUS

9.1                               Governing Law; Venue. This Agreement shall be governed by the laws of the State of California, without regard to any conflicts of law principles that would provide for application of the law of a jurisdiction outside California.  The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of San Diego, California, USA.

9.2                               Entire Agreement; Amendment.  This Agreement, together with the Exhibits hereto and each other agreement entered into by the parties in connection with this Agreement, constitute the entire, final and complete agreement and understanding between the parties with respect to the subject matter hereof and thereof, and replaces and supersedes all prior discussions and agreements between the parties with respect to such subject matter, including, without limitation, the Prior License Agreement.  No amendment, modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each party.

9.3                               Disclaimer.  Except as expressly set forth in this Agreement or any other agreement entered into by the parties in connection with this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

9.4                               Limitation of Liability.  EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 6, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY ASSIGNMENT MADE OR LICENSE

GRANTED HEREUNDER; provided, however, that this Section 9.4 shall not be construed to limit either party’s indemnification obligations under Article 7.

9.5                               Non-Waiver.  The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

9.6                               Successors and Assigns.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned, sublicensed or otherwise transferred, by operation of law or otherwise, by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld).  The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any assignment not in accordance with this Agreement shall be void.  To the extent OBI is permitted to and does assign, sublicense or transfer any of its rights and obligations under this Agreement, OBI shall ensure that the assignee, sublicensee or transferee expressly assumes all of OBI’s applicable obligations under this Agreement and OBI shall agree to remain liable for such assignee’s, sublicensee’s or transferee’s performance of such obligations.

9.7                               Headings.  The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.8                               Notice.

(a)                                  All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) upon personal delivery to the party to be notified at the address set forth below, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, to the address set forth below, (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery to the address set forth below, with written verification of receipt, or (d) upon confirmation of receipt if sent by facsimile to the number set forth below.

To Optimer:

Optimer Pharmaceuticals, Inc.

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121

USA

Attn:  Chief Financial Officer

Fax: (858) 909-0737

To OBI:

Optimer Biotechnology, Inc.

Room W1907, 19F, 3 Yuan Qu Street

Nankang Software Park, Taipei 115, Taiwan

Attn:  President & CEO

Fax: 02-2655-8798

Any party may, by written notice to the other, designate a new address or fax number to which notices to the party giving the notice shall thereafter be mailed or faxed.

(b)                                  During the term of this Agreement, OBI shall as promptly as possible forward to Optimer any written correspondence (or a written summary of oral correspondence) between OBI and either The Scripps Research Institute or the Sloan-Kettering Institute for Cancer Research which, in either case, relates to the Licensed Patents, an alleged breach by OBI under the License Agreements or the potential termination of the License Agreements or the licenses granted thereby.

9.9                               Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document.  Facsimile signatures shall have the same force and effect as originals.

9.10                        Severability.  If a court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, or if any government or other agency having jurisdiction over either OBI or Optimer deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect.  The parties further agree to discuss in good faith an amendment to replace such void, invalid, unenforceable, or unlawful provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void, invalid, unenforceable or unlawful provision.

9.11                        Independent Contractors.  Each party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind or commit the other party in any way.  Nothing herein shall be construed to create the relationship of partnership, principal and agent, or joint venture between the parties.

9.12                        U.S. Dollars.  All references in this Agreement to dollars or $ shall mean United States dollars unless explicitly stated otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Intellectual Property Assignment and License Agreement on the Effective Date.

OPTIMER PHARMACEUTICALS, INC.		OPTIMER BIOTECHNOLOGY, INC.

By:	/s/ Michael N. Chang	By:	/s/ Youe-Kong Shue

Name:	Michael N. Chang	Name:	Youe-Kong Shue

Title:	CEO	Title:	President and CEO

[Signature Page to IP Assignment and License Agreement]

SCHEDULE 1

OPT-88

[***]

*** Confidential Treatment Requested

SCHEDULE 2

OPT-822/821

[***]

*** Confidential Treatment Requested

EXHIBIT A

OPT-88 PATENTS

[***]

*** Confidential Treatment Requested

EXHIBIT B

OPT-822/821 PATENTS

[***]

*** Confidential Treatment Requested